                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*


                             WMX TECHNOLOGIES, INC.
                                (Name of Issuer)


                           Common Stock, $1 par value
                         (Title of Class of Securities)


                                   92929Q107
                                 (CUSIP Number)

                           Christopher E. Manno, Esq.
                            Willkie Farr & Gallagher
                               One Citicorp Center
                            New York, New York 10022
                                (212) 821-8000

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                February 11, 1997
              (Date of Event which Requires Filing this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].


----------------

SCHEDULE 13D

CUSIP No. 92929Q107

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  George Soros (in the capacity described herein)

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                  a[x]
                                                  b[ ]
3.       SEC USE ONLY

          4.      SOURCE OF FUNDS*
                      Not Applicable

          5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]

          6.      CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States

                    7.      SOLE VOTING POWER
                            0

                    8.      SHARED VOTING POWER
  SHARES                    22,600,500
BENEFICIALLY
 OWNED BY
REPORTING           9.      SOLE DISPOSITIVE POWER
  PERSON                    2,854,900
   WITH
                    10.     SHARED DISPOSITIVE POWER
                            19,745,600

          11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                            22,600,500

          12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                 [x]

          13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                            4.66%

          14.     TYPE OF REPORTING PERSON*
                            IA; IN

SCHEDULE 13D

CUSIP No. 92929Q107

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  SOROS FUND MANAGEMENT LLC

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                  a[x]
                                                  b[ ]
3.       SEC USE ONLY

          4.      SOURCE OF FUNDS*
                            Not Applicable

          5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]

          6.      CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware

                  7.      SOLE VOTING POWER
                          0

                  8.      SHARED VOTING POWER
  SHARES                  19,745,600
BENEFICIALLY
 OWNED BY
REPORTING         9.      SOLE DISPOSITIVE POWER
  PERSON                  19,745,600
   WITH
                  10.     SHARED DISPOSITIVE POWER
                          0

          11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                          19,745,600

          12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                 [x]

          13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                            4.07%

          14.     TYPE OF REPORTING PERSON*
                            00; IA

SCHEDULE 13D

CUSIP No. 92929Q107

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Quantum Industrial Partners LDC

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                  a[x]
                                                  b[ ]
3.       SEC USE ONLY

          4.      SOURCE OF FUNDS*
                            Not Applicable

          5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]

          6.      CITIZENSHIP OR PLACE OF ORGANIZATION
                            Cayman Islands

                  7.      SOLE VOTING POWER
                          0

                  8.      SHARED VOTING POWER
  SHARES                  1,288,600
BENEFICIALLY
 OWNED BY
REPORTING         9.      SOLE DISPOSITIVE POWER
  PERSON                  1,288,600
   WITH
                  10.     SHARED DISPOSITIVE POWER
                          0

          11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                            1,288,600

          12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                 [x]

          13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                            0.27%

          14.     TYPE OF REPORTING PERSON*
                            OO; IV

SCHEDULE 13D

CUSIP No. 92929Q107

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  QIH Management Investor, L.P.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                  a[x]
                                                  b[ ]
3.       SEC USE ONLY

          4.      SOURCE OF FUNDS*
                            Not Applicable

          5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]

          6.      CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware

                 7.      SOLE VOTING POWER
                         0

                  8.      SHARED VOTING POWER
  SHARES                  1,288,600
BENEFICIALLY
 OWNED BY
REPORTING         9.      SOLE DISPOSITIVE POWER
  PERSON                  1,288,600
   WITH
                  10.     SHARED DISPOSITIVE POWER
                          0

          11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                            1,288,600

          12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                 [x]

          13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                            0.27%

          14.     TYPE OF REPORTING PERSON*
                            IA; PN

SCHEDULE 13D

CUSIP No. 92929Q107

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  QIH Management, Inc.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                  a[x]
                                                  b[ ]
3.       SEC USE ONLY

          4.      SOURCE OF FUNDS*
                            Not Applicable

          5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]

          6.      CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware

                  7.      SOLE VOTING POWER
                          0

                  8.      SHARED VOTING POWER
  SHARES                  1,288,600
BENEFICIALLY
 OWNED BY
REPORTING         9.      SOLE DISPOSITIVE POWER
  PERSON                  1,288,600
   WITH
                  10.     SHARED DISPOSITIVE POWER
                          0

          11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                            1,288,600

          12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                 [x]

          13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                            0.27%

          14.     TYPE OF REPORTING PERSON*
                            CO

SCHEDULE 13D

CUSIP No. 92929Q107


1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Stanley F. Druckenmiller (in the capacity described herein)

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                  a[x]
                                                  b[ ]
3.       SEC USE ONLY

          4.      SOURCE OF FUNDS*
                            Not Applicable

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEMS 2(d) OR 2(e) [ ]

          6.      CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States

                  7.      SOLE VOTING POWER
                          0

                  8.      SHARED VOTING POWER
  SHARES                  22,370,700
BENEFICIALLY
  OWNED BY
REPORTING         9.      SOLE DISPOSITIVE POWER
  PERSON                  2,625,100
   WITH
                  10.     SHARED DISPOSITIVE POWER
                          19,745,600

          11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                            22,370,700

          12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                 [x]

          13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                            4.61%

          14.     TYPE OF REPORTING PERSON*
                            IA

SCHEDULE 13D

CUSIP No. 92929Q107


1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Duquesne Capital Management, L.L.C.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                  a[x]
                                                  b[ ]
3.       SEC USE ONLY

          4.      SOURCE OF FUNDS*
                            Not Applicable

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEMS 2(d) OR 2(e) [ ]

          6.      CITIZENSHIP OR PLACE OF ORGANIZATION
                            Pennsylvania

                  7.      SOLE VOTING POWER
                          0

                  8.      SHARED VOTING POWER
  SHARES                  2,625,100
BENEFICIALLY
 OWNED BY
REPORTING         9.      SOLE DISPOSITIVE POWER
  PERSON                  2,625,100
   WITH
                  10.     SHARED DISPOSITIVE POWER
                          0

          11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                            2,625,100

          12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                 [x]

          13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                            0.54%

          14.     TYPE OF REPORTING PERSON*
                            IA; OO

Introductory Note

                 This Amendment No. 4 is being filed by the Reporting Persons solely to report a change in the purpose for which the Reporting Persons hold shares of Common Stock (as defined herein). There has been no change in the number of shares of Common Stock held by the Reporting Persons since the date of the Initial Statement (as defined herein). Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Statement (as defined herein). The Statement is supplementally amended as set forth herein.

Item 1.  Security and Issuer

                 This Amendment No. 4 to Schedule 13D relates to shares of Common Stock, $1 par value per share (the "Common Stock"), of WMX Technologies, Inc., a Delaware corporation (the "Issuer"). This Amendment No. 4 amends the initial statement (the "Initial Statement") on Schedule 13D of certain of the Reporting Persons (as defined herein) dated May 23, 1996, as amended (collectively, the "Statement"). The principal executive offices of the Issuer are located at 3003 Butterfield Road, Oak Brook, Illinois 60521.

Item 4.  Purpose of Transaction

                  Item 4 is amended by adding the following paragraphs to the end of such item:

                  Following the meeting on February 11, 1997, that afternoon, a representative of the Reporting Persons had discussions with the Issuer's outside counsel and requested that the Issuer reconsider its objection to Cede & Co.'s written notice (the "Nomination Notice") on behalf of Quantum Partners nominating

Messrs. Karp, Lanese, Mebane and Nusbaum as nominees to the Issuer's Board (the "Nominees"). On February 11, 1997, Cede & Co. and SFM LLC received a letter, virtually simultaneously with the conversation described above, from the Issuer dated February 11, 1997 (the "February 11 Letter") stating that the nominations of the Nominees "are not in compliance with the Company's By-laws and will not be considered at the 1997 Annual Meeting." The February 11 Letter also indicated that the Board had directed its Nominating Committee to "consider the four individuals identified in the letter as possible candidates for nomination as directors of the [Issuer]." The February 11 Letter is attached hereto as Exhibit G.

                  On February 12, 1997 SFM LLC, on behalf of Quantum Partners, responded by letter (the "SFM LLC February 12 Letter") to the Issuer. The SFM LLC February 12 Letter states that "Quantum [Partners] believes that the Nomination Notice was timely delivered and contained all the information required by" the Issuer's By-Laws. The letter also states that "Quantum does not believe that the interests of [the Issuer's] stockholders are served by [the Issuer's] stance regarding the Nomination Notice and we therefore reiterate the request presented to your counsel yesterday that the [Issuer's] Board of Directors act immediately to waive any arguable defect with respect to the Nomination Notice." The SFM LLC February 12 Letter is attached hereto as Exhibit H.

Item 7.  Material to Be Filed as Exhibits.

G. Letter dated February 11, 1997 from Herbert A. Getz, Senior Vice President and Secretary of the Issuer to Cede & Co., on behalf of Quantum Partners.

H. Letter dated February 12, 1997 from Sean Warren, General Counsel and Managing Director of SFM LLC to Herbert A. Getz, Senior Vice President and Secretary of the Issuer.

Signatures

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 1997.                          SOROS FUND MANAGEMENT LLC

                                            By: /s/ Michael C. Neus
                                            Name:   Michael C. Neus
                                            Title:  Assistant General Counsel


                                            GEORGE SOROS


                                            By: /s/ Michael C. Neus
                                            Name:   Michael C. Neus
                                            Title:  Attorney-in-Fact


                                            QUANTUM INDUSTRIAL PARTNERS LDC

                                            By: /s/ Michael C. Neus
                                            Name:   Michael C. Neus
                                            Title:  Attorney-in-Fact


                                            QIH MANAGEMENT INVESTOR, L.P.

                                            By:    QIH Management, Inc.,
                                                   General partner


                                            By: /s/ Michael C. Neus
                                            Name:   Michael C. Neus
                                            Title:  Vice President


                                            QIH MANAGEMENT, INC.

                                            By: /s/ Michael C. Neus
                                            Name:   Michael C. Neus
                                            Title:  Vice President

                                            STANLEY F. DRUCKENMILLER

                                               /s/ Michael C. Neus
                                            Name:  Michael C. Neus
                                            Title: Attorney-in-Fact





                                            DUQUESNE CAPITAL MANAGEMENT, L.L.C.


                                            By: /s/ Gerald Kerner
                                            Name:   Gerald Kerner
                                            Title:  Managing Director

                                  EXHIBIT INDEX

                                                                       Page

G.     Letter dated February 11, 1997 from Herbert
       A. Getz, Senior Vice President and Secretary of the
       Issuer to Cede & Co., on behalf of Quantum Partners...............15

H.     Letter dated February 12, 1997 from Sean
       Warren, General Counsel and Managing Director of SFM LLC
       to Herbert A. Getz, Senior Vice President and Secretary
       of the Issuer.....................................................16